WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Exhibit 27.1

Financial Data Schedule

Period Type                          12 Mos
Fiscal Year End           December 31, 1999
Period Start                January 1, 1999
Period End                December 31, 1999
Cash                              2,044,035
Securities                                0
Receivables                       3,169,562
Allowances                           83,600
Inventory                         1,509,060
Current Assets                    7,198,012
PP&E                              3,092,562
Depreciation                      1,588,943
Total Assets                     13,228,869
Current Liabilities               2,874,834
Bonds                                     0
Common                           14,391,206
Preferred Mandatory                       0
Preferred                                 0
Other SE                        (5,426,967)
Total Liability and Equity       13,228,869
Sales                                     0
Total Revenues                   13,300,220
CGS                               4,509,701
Total Costs                      11,549,731
Other Expenses                            0
Loss Provision                            0
Interest Expense                     26,998
Income Pretax                   (2,725,604)
Income Tax                          173,217
Income Continuing               (2,898,821)
Discontinued                              0
Extraordinary                             0
Changes                                   0
Net Income                      (2,898,821)
EPS Primary                               0
EPS Diluted                          (0.51)

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